Contacts:	Meg McGilley Chief Financial Officer (858) 480-0402 Rob Whetstone PondelWilkinson, Inc. (310) 279-5963
Somaxon Pharmaceuticals’ SILENOR™ Demonstrates Positive Results in its Third Phase 3 Clinical Trial in Insomnia
•	SILENOR™ Demonstrates Statistically Significant Improvement vs. Placebo in the Primary Endpoint, Subjective Total Sleep Time (sTST), Through Four Weeks in Elderly Patients with Insomnia
San Diego, CA — November 20, 2006- Somaxon Pharmaceuticals, Inc. (NASDAQ: SOMX) today announced positive results from the company’s Phase 3 clinical trial evaluating SILENOR™ (doxepin HCl) in elderly patients with primary sleep maintenance insomnia. SILENOR™ demonstrated a statistically significant improvement compared to placebo in the primary endpoint of this trial, subjective Total Sleep Time (sTST) as measured at week one (p<0.0001). Statistical significance was maintained for all timepoints measured throughout the four week treatment period.
This Phase 3 trial was a randomized, double-blind, placebo-controlled, multi-center, parallel group outpatient trial designed to assess the efficacy and safety of 6mg of SILENOR™ in elderly patients with primary sleep maintenance insomnia. The trial enrolled 255 elderly subjects with at least a three month history of insomnia. Safety and efficacy were evaluated over a four week period.

With respect to secondary endpoints, SILENOR™ achieved statistically significant results compared to placebo in subjective Wake After Sleep Onset (sWASO) (p<0.0001) and Sleep Quality (SQ) (p<0.0001) as measured at week one. Each of these effects was maintained at the four week timepoint. SILENOR™ also demonstrated improvements relative to baseline in subjective Latency to Sleep Onset (LSO). This improvement was sustained throughout the four week treatment period, but statistical significance relative to placebo was not demonstrated.
This clinical trial demonstrated again that SILENOR™ was well tolerated. The incidence of adverse events was generally comparable to placebo. There were no reports of amnesia, memory impairment or weight gain.
Phil Jochelson, M.D., Somaxon’s Chief Medical Officer, said: “We are extremely pleased with the results of this important Phase 3 clinical trial. As in all of our prior trials, SILENOR™ achieved statistically significant improvements compared to placebo for the primary endpoint. We have now reported results from five randomized, placebo-controlled clinical trials of SILENOR™, with consistent and reproducible effects shown in both the adult and the elderly insomnia populations, and in both outpatient and sleep laboratory settings.”
Ken Cohen, Somaxon’s President and CEO, added, “With this positive SILENOR™ data we are nearing completion of our Phase 3 clinical development program. We believe that the data continue to support an attractive product profile for both adults and elderly patients with insomnia, if approved by the FDA. We look forward to the results of our final Phase 3 clinical trial, which we expect in December, the continuation of ongoing strategic collaboration discussions and a New Drug Application filing targeted for the third quarter of 2007.”
Somaxon has previously reported the results of two Phase 3 clinical trials evaluating SILENOR™ for the treatment of insomnia. The company reported the results from the first of these clinical trials, which evaluated SILENOR™ in the treatment of adults with chronic insomnia, in April. SILENOR™ demonstrated a statistically significant improvement compared to placebo on the primary endpoint of objective Wake After Sleep Onset (WASO), as well as a range of secondary endpoints including Latency to Persistent Sleep (LPS), at both the 3mg and 6mg doses.
Somaxon reported results from its second Phase 3 clinical trial, which evaluated SILENOR™ in healthy adults experiencing transient insomnia in a sleep laboratory setting, last month. SILENOR™ demonstrated a statistically significant improvement compared to placebo on the primary endpoint of LPS, as well as a range of secondary endpoints including WASO, objective Total Sleep Time and LSO, at the 6mg dose.
The company expects results from its remaining Phase 3 clinical trial for SILENOR™ in December of this year. This trial is a three month polysomnography (PSG) trial in elderly patients. Assuming that this final ongoing Phase 3 clinical trial and the planned preclinical studies for SILENOR™ are successful and proceed as currently scheduled, Somaxon expects to file a New Drug Application (NDA) with the FDA for SILENOR™ in the third quarter of 2007. This timing assumes that the initial NDA submission will include all of the data from the company’s completed genotoxicity and ongoing reproductive toxicology studies requested by the FDA, but that the FDA will allow the company to submit the data from the requested carcinogenicity studies at a later date. The FDA has previously indicated to Somaxon that depending on the outcome of the genotoxicity studies, it may be flexible as to the timing of the conduct of the carcinogenicity studies, including the potential that the data from those studies may be submitted as a post-NDA approval commitment. The company has submitted the results of the genotoxicity studies to the FDA and is awaiting a response; as the company previously reported, no signal indicative of genotoxicity was observed in any of those studies.

About Insomnia
Nearly 70 million American adults are affected by insomnia — characterized by difficulty falling asleep, waking frequently during the night, waking too early and not being able to return to sleep, or waking up not feeling refreshed. The prevalence of insomnia is greater in the elderly than in adults, particularly sleep maintenance insomnia.
Results from a 2005 National Sleep Foundation Sleep in America poll reported that respondents experienced the following insomnia symptoms:
•	54% experience insomnia symptoms a few nights a week;

•	21% have difficulty falling asleep (sleep onset);

•	32% awake often during the night (sleep maintenance); and

•	21% wake up too early and can not get back to sleep (premature final awakening).
An estimated 20 to 40% of all adults complain of acute, or transient, insomnia, generally defined as a complaint lasting several days up to a couple of weeks, while 10 to 15% complain of chronic insomnia, generally defined as a complaint lasting approximately 4 weeks or longer.
About SILENOR™
SILENOR™ is a low-dose (1 mg, 3 mg, 6 mg) oral tablet formulation of doxepin HCl that is patent protected for its use in insomnia. Doxepin has been prescribed for more than 35 years for the treatment of depression and anxiety at dosages typically ranging from 75 mg to 300 mg per day. At the currently prescribed high doses, doxepin is known to have a range of undesirable side effects. However, at the doses used in SILENOR™ in controlled clinical trials completed by Somaxon to date, SILENOR™ has been well tolerated.
Unlike most approved insomnia medications, SILENOR™ does not act via a set of brain receptors known as the benzodiazepine, or GABA, receptors. Drugs that act on these receptors have been associated with amnesia, hallucinations, dependency and addiction. The U.S. Drug Enforcement Agency classifies these products as Schedule IV controlled substances and carefully monitors and controls their prescribing and use. Although the mechanism of action for the sleep-promoting effects of SILENOR™ is not definitively known, it differs from the leading prescription insomnia treatments which act via GABA receptors in that the effects of SILENOR™ are mediated through the histaminergic system. Histamine blocking has been demonstrated to reduce wakefulness and is thought to promote the initiation and maintenance of sleep.

Conference Call Information
Somaxon management will host a conference call today at 9:00 a.m. Eastern Time to review the results of this Phase 3 trial. Callers may participate in the conference call by dialing (800) 240-4186 (domestic) or (303) 262-2138 (international). The conference call also will be available to interested parties through a live audio Internet broadcast at www.somaxon.com and www.opencompany.info.
A telephonic replay will be available for approximately one week following the conclusion of the call by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international), and entering passcode 11077311#. The call will be archived and accessible at www.somaxon.com and www.opencompany.info for approximately one year.
About Somaxon Pharmaceuticals
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology. Somaxon’s lead product candidate, SILENOR™ (doxepin HCl), is in Phase 3 clinical trials for the treatment of insomnia. Nalmefene HCl is in a Phase 2/3 clinical trial for pathological gambling and has completed a pilot Phase 2 trial for smoking cessation. Acamprosate Ca, a potential treatment for movement disorders, is currently in formulation development.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, the results which may be observed in the pending preclinical studies and pending clinical trials for SILENOR™; the potential for SILENOR™ to receive regulatory approval for one or more indications on a timely basis or at all; the potential for the FDA to require additional preclinical work or other clinical requirements to support an NDA submission for SILENOR™ or to be completed after regulatory approval; the timing of receipt of trial results and any NDA submission; unexpected adverse side effects or inadequate therapeutic efficacy of SILENOR™ that could delay or prevent regulatory filings, approval or commercialization, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing or marketing of and obtaining regulatory approval for SILENOR™; the scope and validity of patent protection for SILENOR™; the market potential for insomnia, and Somaxon’s ability to compete; Somaxon’s ability to attract and retain key personnel; and other risks detailed in Somaxon’s prior press releases as well as in periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Somaxon undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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